Exhibit 99.2

Trans World Entertainment (TWMC) CEO Michael Feurer on Q3 2015 Results - Earnings Call Transcript

Trans World Entertainment Corp. (NASDAQ: TWMC)

Q3 2015 Earnings Conference Call

November 19, 2015 10:00 A.M. ET

Executives

Michael Feurer - CEO

Scott Hoffman - Chief Merchandising Officer

John Anderson - CFO

Analysts

William Meyers - Miller Asset Management

Operator

Greetings, and welcome to the Trans World Entertainment Corporation’s Third Quarter 2015 Results Conference Call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions]. As a reminder this conference is being recorded. It is now my pleasure to introduce your host Mr. Michael Feurer, Chief Executive Officer. Thank you, you may begin.

Michael Feurer - CEO

Thank you, Adam. Good morning. Thank you for joining us as we discuss our third quarter results. On the call today with me today are John Anderson, our Chief Financial Officer and Scott Hoffman, our Chief Merchandising Officer. Before Scott reviews our merchandise sales performance I'd like to mention some highlights from the quarter.

Our customers continue to react positively to the strategic changes we are making to our product assortments, inventory mix, and the presentation in our stores and online. We delivered flat comp sales for the quarter. A comp increase of 35% in our emerging categories of trend and electronics offset a decline of 11% in our media categories. During the third quarter the emerging categories represented 32% of our business versus 24% in the same period last year. Our EBITDA for the third quarter increased $466,000 over last year's third quarter, the third consecutive quarter of year-over-year EBITDA improvement.

Our SG&A expenses as a percentage of sales improved 50 basis points as we continue to align and portion our expenses to support our strategic initiatives. In addition we opened two new stores and remodeled two stores under a new format which furthers the transformation of our customer experience to becoming the most compelling entertainment and pop culture centric engagement in the marketplace. During the beginning of the fourth quarter we will open four more new stores and remodel two additional stores under the same format bringing total new and remodeled stores to 10 by the end of the fourth quarter.

Early indications are the stores are being well received by engaged customers, the associates are very excited about the concept, our industry partners are enthusiastic, and the store performance has been encouraging. These stores capitalize on our unique and wide ranging demographic, the strength of our sales team, our long standing credibility in the entertainment space, and the loyalty of our customers. Now Scott will take us through our merchandise sales highlights for the quarter.

Scott Hoffman - Chief Merchandising Officer

Thanks Mike. Good morning, for the third quarter comparable sales were flat versus last year. Total sales for the quarter were $67.9 million, a decrease of 6.3% compared to last year. Now let me touch on our sales performance by category. In our trend category comp sales increased 50%. We continue to take advantage of opportunities to strengthen our assortment, shift our inventory mix, and improve our product presentation and promotion. Sales in our trend category continued to be driven by both hard line and soft line goods. Trend sales represented 23% of our business for the quarter compared to 15% last year.

Electronics comp sales increased 8% driven by expansions in our assortments and improved presentation. Electronic sales represented 9% of our business for the quarter which is the same percentage as last year. Video comp sales decreased 11%. Video represented 41% of our business during the quarter versus 45% last year. We continue to see industry-wide declines in physical video due to non-physical options and we are adjusting our inventory position accordingly.

Music comp sales declined 8%. Music category represented 25% of our business for the quarter compared to 27% last year. We continue to see industry-wide declines in CDs due to non-physical options. We are adjusting our inventory position accordingly. Within the music category we are seeing continued growth in vinyl which is helping offset the declines in CDs. Videogame comp sales were down 38%. Games represented 2% of our business for the quarter compared to 4% last year. We continue to shift our inventory investment and space allocations away from games to higher margin growth categories. Now John will take you through our financial highlights for the quarter.

John Anderson - CFO

Thanks Scott, good morning. As Scott mentioned total sales for the quarter were $67.9 million, a decrease of 6.3% compared to last year. Stores in operations decreased 5.5%, square footage in operating declined 7.4%. Our gross margin rate for the quarter decreased 10 basis points to 39.3% of sales from 39.4% last year. The decrease was due to higher distribution and freight cost.

SG&A expenses were $29.2 million, a reduction of approximately $2.3 million or 7.4% from last year’s third quarter. The reduction in SG&A expenses was primarily due to fewer stores and operation. SG&A expenses as a percent of sales were 43.1% as compared to 43.6% for the same period last year.

EBITDA improved $466,000 for the quarter to a loss of $2.5 million as compared to a loss of $3 million last year. Net interest expense was $488,000 in the quarter versus $469,000 last year. For the third quarter our net loss was $4.3 million or a loss of $0.14 per diluted share as compared to a net loss of $4.5 million, also a loss of $0.14 per diluted share last year.

Year-to-date comparable sales decreased 1.2% versus last year. Total sales were $213.3 million, a decrease of 8% compared to last year. Our year-over-year gross margin rate increased 110 basis points to 39.7% of sales from 38.6% last year. Year-to-date SG&A expenses were $87.1 million, a reduction of approximately $8.1 million or 8.5%. SG&A expenses were 40.8% of sales as compared to 41.1% for the same period last year.

Year-to-date EBITDA improved $3.4 million to a loss of $2.4 million as compared to a loss of $5.8 million last year. Year-to-date our net loss was $7.2 million or $0.23 per diluted share as compared to a net loss of $10 million or $0.31 per diluted share in 2014. We ended the quarter with $75 million in cash compared to $79 million last year.

We continue investing in the business to support our strategic initiatives. During the first nine months of the year, we've made investments in new and remodeled stores, the chain-wide rollout of new marketplace fixtures to support the shift in our inventory mix, and technology enhancements to improve analytics and increased efficiencies. During the third quarter the company repurchased approximately 61,000 shares of common stock at an average price of $3.83 per share.

Since the inception of the program the company has repurchased approximately 1.75 million shares of common stock at an average price of $3.84 per share. The company has approximately $15.3 million available for purchase under its repurchase program. Also, year-over-year we have lowered our inventory by $8 million and finished the quarter with a $150 million in inventory, 5.3% below last year’s $158 million.

Quarter-end inventory per square foot was $83 compared to $82 per square foot at the end of the third quarter last year. The increase in inventory per square foot was due to bringing the holiday inventory in earlier this year to improve product flow and also inventory related to the new store openings for the fourth quarter. We ended the quarter with 309 stores in operation as compared to 327 stores last year, a reduction of 5.5%. Square footage and operation declined 7.4% to 1.8 million square feet versus 1.9 million square feet last year.

Now I’ll turn it back over to Mike.

Michael Feurer - CEO

Thanks, John. Our third quarter was highlighted by our ongoing ability to enhance our financial strength through the continued strong performance of our emerging categories, rationalizing and redirecting of our SG&A expenses to support growth, and remodeling existing stores and opening new stores. We are utilizing our financial strength to improve the customer experience by making investments in people, process, technology and strategic partnerships.

In addition, we are improving our merchandise assortment and presentation and providing customer service guided by a commitment to approach each and every customer with gratitude, humility, and respect. Our focus continues to be on the following priorities as we work to deliver our vision of becoming the most compelling entertainment and top culture centric engagement in the marketplace, championing a culture of innovation, experimentation and driving the business, further engage complimentary world class talent to capitalize on strategic opportunities, focus on a unique and profitable merchandise point of view leveraging our heritage industry relationships in this effort, improve the brand and customer experience, embrace the opportunity of the omni-channel marketplace, and continue to align and apportion SG&A resources.

Now I would like to open the call for questions.

Question-and-Answer Session

Operator

Thank you ladies and gentlemen. [Operator Instructions]. Our first question comes from the line of William Myers of Miller Asset Management. Please go ahead with your question.

William Myers

Was down a bit and you have left stores and yet you manage to get to a flat net loss year-to-year, what would that imply do you think for the fourth quarter which is typically profitable?

Michael Feurer - CEO

I am sorry the front of your question was cut off so if you don’t mind repeating William?

William Myers

Okay. Basically you had flat net loss year-over-year for the quarter and you have less stores and you had somewhat less revenue, what does that imply for your fourth quarter?

Michael Feurer - CEO

Thanks William. Well we don’t provide specific guidance. We are well positioned to take advantage of the business to be had during the holiday peak and in line with some of those investments and presentation, etc that I just mentioned so.

William Myers

Okay. Could you talk about, you are doing some remodeling is that a significant capital budget that you are using for that.

Michael Feurer - CEO

I think John you can speak to some of the capital investment.

John Anderson - CFO

On the new and remodeled stores there was a net capital investment of little over $200,000 with a payback of a little over a year on those. We are looking at ROIs in the 40% to 50% range.

William Myers

Okay that sounds great and finally new stores imply more inventory is that correct?

Michael Feurer - CEO

Inventory for those stores correct and that’s part of I think John mentioned it, in terms of our ending quarter inventory position, a piece of that is preparation for those new stores.

John Anderson - CFO

Yes, the reason that we had inventory -- six stores we had inventory in our possession for opening those stores early in the fourth quarter but they weren't in the square footage numbers those stores, so that was one of the reasons our Q3 ending per square foot inventory was higher than last year.

Michael Feurer - CEO

Along with an earlier timing investment in holiday goods bringing those in for efficiencies earlier than last year.

William Myers

Okay, well thank you very much.

Michael Feurer - CEO

Thank you.

Operator

[Operator Instructions]. Ladies and gentlemen we have no further questions in queue at this time. I would like to turn the floor back over to management for closing comments.

Michael Feurer - CEO

Thank you. I'd like to take this opportunity to thank everyone for their dedication to our company, our customers, vendors, shareholders, and our Trans World associates. I hope everyone has a safe and happy holiday season. We will be releasing our holiday sales results on January 7th and we look forward to talking to you about our fourth quarter and annual 2015 financial results on March 3, 2016. Thank you.

Operator

Thank you ladies and gentlemen this does conclude our teleconference for today. You may now disconnect your lines at this time. Thank you for your participation and have a wonderful day.